Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE	CONTACT:	Investors:	Ann Taylor
(404) 676-5383

		Media:	Dana Bolden
(404) 676-2683

THE COCA-COLA COMPANY REPORTS

FOURTH QUARTER AND FULL YEAR 2006 RESULTS

•                  Worldwide unit case volume up 4 percent for the fourth quarter and the year, at the top end of the Company’s long-term growth targets.

•                  Balanced growth in the year with sparkling beverage unit case volume up 4 percent, the highest growth since 1998, and still beverage unit case volume up 7 percent.

•                  International unit case volume up 6 percent for the quarter and the year, led by 5 percent growth in Trademark Coca-Cola.

•                  Full year EPS of $2.16 up 6 percent; and $2.37 up 9 percent after considering items impacting comparability.

ATLANTA, Feb. 14, 2007—The Coca-Cola Company today reported full year earnings per share of $2.16, which included a net charge of $0.21 per share.  Full year earnings per share increased 6 percent on a reported basis and 9 percent after considering items impacting comparability.  The net charge for the year was primarily related to a non-cash impairment charge at Coca-Cola Enterprises Inc. (“CCE”), an equity investee.  Full year 2005 earnings per share were $2.04, which included a net charge of $0.13 per share.

Earnings per share for the fourth quarter were $0.29, which included a net charge of $0.23 per share.  Fourth quarter earnings per share decreased 19 percent on

-more-

a reported basis and increased 13 percent after considering items impacting comparability.  The net charge for the quarter was primarily related to the non-cash impairment charge at CCE.  Fourth quarter 2005 earnings per share were $0.36, which included a net charge of $0.10 per share.  (A reconciliation is provided on pages 21 and 22 of this release.)

Chairman and CEO Neville Isdell said, “I am pleased with our strong performance in the quarter as well as for the year.  Our results, once again, demonstrate our ability to deliver balanced growth across our product portfolio and our global markets.  In 2006, we further strengthened our business, enabling us to absorb fluctuations in individual markets and beverage categories, as we continue to grow overall.  We now have in place a firm foundation for delivering long-term sustainable growth.

“We continue to demonstrate that we can be successful growing sparkling beverages, while expanding our beverage portfolio.  With an improving set of capabilities, we delivered results at the top end of our long-term volume and profit growth targets.  We achieved strong results in key emerging markets including China, Russia and across Latin America, along with improved performance in Japan and Western Europe during the year.

“As for 2007, I am confident that our strategies are working.  We will continue to build our innovation pipeline - Enviga and Coca-Cola Zero were just the start - and focus on important markets like North America.  We will lead the Coca-Cola system with strengthened capabilities in consumer marketing, customer and commercial leadership and franchise leadership.  Our actions set us apart as the only truly global beverage company as we work to create long-term sustainable growth and value for shareowners.”

 (Sparkling beverages refers to all ready-to-drink nonalcoholic beverages with carbonation.  Still beverages refers to all ready-to-drink nonalcoholic beverages without carbonation.)

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

Financial Highlights

•                  Fourth quarter net operating revenues increased 7 percent.  Revenue growth reflected a 3 percent increase in gallon sales, a 1 percent currency benefit and a 3 percent favorable impact from pricing and mix.  Structural changes had a negligible impact.  For the year, net operating revenues increased 4 percent, reflecting a 4 percent increase in gallon sales and a 2 percent benefit from pricing and mix, partially offset by a 2 percent decrease from structural changes, primarily from changing the business model in Spain.  Currency had a negligible impact on full year revenues.

•                  Operating income in the quarter decreased 4 percent on a reported basis and increased 10 percent after considering items impacting comparability.  Fourth quarter operating income was reduced by $174 million in 2006 and increased by $5 million in 2005 for items impacting comparability.  Currency had a slight negative impact on operating income in the quarter.  Full year operating income increased 4 percent on a reported basis and 7 percent after considering items impacting comparability.  Currency negatively impacted full year operating income by 1 percent.

•                  The Company repurchased $2.5 billion of its stock in 2006 and intends to repurchase $2.5 to $3.0 billion of its stock for the full year 2007.  The Company paid $2.9 billion in dividends to shareowners in 2006.

•                  The Company’s reported tax rate for 2006 was 22.8 percent, which included a lower underlying effective tax rate on operations.  The 2006 underlying effective tax rate on operations was 22.4 percent versus the previous estimate of 23.5 percent, which resulted in a $0.03 per share tax benefit for the quarter and year.

Operational Highlights

(All references to unit case volume percentage changes in this section are computed based on average daily sales.  Group operational highlights are reported in line with the Company’s operating structure as described in the Company’s Form 8-K filing dated April 10, 2006.)

Total Company

•                  Unit case volume increased 4 percent in the fourth quarter and for the year, achieving the top end of the Company’s long-term growth targets.

•                  International operations delivered 6 percent unit case volume growth in the quarter and for the year.  Fourth quarter unit case volume reflected strong growth across Latin America, double-digit growth in key emerging markets, including China, Russia, India, Nigeria, North and West Africa and the Middle East.  Western Europe delivered solid unit case volume growth and Japan unit case volume growth of 2 percent reflected sequential improvement in the quarter.  Double-digit unit case volume declines in the Philippines offset the benefit of brand acquisitions in the quarter and for the year.

•                  The Company continued to deliver strong growth in sparkling beverages, which increased unit case volume 3 percent in the quarter and 4 percent for the year - the highest full year growth since 1998.  Key brands drove the results with Trademarks Coca-Cola and Fanta growing unit case volume 3 and 4 percent, respectively, for the quarter and the year, and Trademark Sprite increasing unit case volume 3 percent in the quarter and 5 percent for the year.

•                  In still beverages, Trademarks Dasani and POWERade continued their strong performance in the quarter.  Trademark Dasani increased unit case volume 23 percent, cycling 25 percent growth in the prior year quarter, and Trademark POWERade increased unit case volume 7 percent, cycling 20 percent growth in the prior year quarter.  Additionally, high single-digit growth in Trademark Minute Maid contributed to still beverage growth in the quarter.  For the year, Trademarks Dasani and POWERade grew unit case volume double-digits, while Trademark Minute Maid increased high single-digits.

Africa

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	6%	4%

Net Revenues	(9)%	2%

Operating Income	1%	7%

•                  The Africa Group’s unit case volume increased 6 percent in the quarter and 4 percent for the year.  Net revenues for the year increased 2 percent, primarily reflecting a 3 percent increase in gallon sales and positive price and mix, partially offset by a negative currency impact.  Full year operating income growth of 7 percent primarily reflected the net revenue increase and expense leverage.

•                  In the quarter, South Africa unit case volume decreased 2 percent, as results were impacted by an industry-wide temporary shortage in the supply of carbon dioxide.  Nigeria unit case volume increased 13 percent in the quarter reflecting improving business conditions and the cycling of a price increase implemented in September of 2005.  In addition, double-digit unit case volume growth in North and West Africa and solid unit case volume growth in East and Central Africa contributed to the overall unit case volume results.

East, South Asia and Pacific Rim

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	(6)%	(5)%

Net Revenues	26%	12%

Operating Income	Even	26%

•                  The East, South Asia and Pacific Rim Group’s unit case volume decreased 6 percent in the quarter and 5 percent for the year, primarily reflecting unit case volume declines in the Philippines.  Net revenues for the year increased 12 percent, reflecting a 4 percent decrease in gallon sales, offset by positive pricing, currency benefits and strong product and country mix.  The full year operating income increase of 26 percent is due primarily to the cycling of a higher non-cash charge in the prior year for asset write-downs in the Philippines.

•                  In India, unit case volume increased 12 percent in the quarter, cycling a decline of 4 percent in the prior year quarter.  Continued investment in marketing initiatives around the quality and safety of our products and focus on execution in the consolidated bottling operations resulted in solid growth and share gains in sparkling beverages and in juices and juice drinks for the quarter.

•                  In the Philippines, unit case volume declined double-digits in the quarter as affordability and availability issues continued to negatively impact performance.  In December, the Company and San Miguel Corporation (“SMC”) entered into an agreement for the Company to acquire, subject to certain conditions, the 65 percent ownership in Coca-Cola Bottlers Philippines, Inc. held by SMC.  The transaction is expected to close during the first quarter of 2007.

European Union

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	7%	6%

Net Revenues	(6)%	(11)%

Operating Income	5%	2%

•                  Unit case volume in the European Union Group increased 7 percent in the quarter and 6 percent for the year.  All key countries delivered solid growth in the quarter as marketing and innovation initiatives continued to gain traction and favorable weather benefited results.  In addition, the acquisitions of Apollinaris and Traficante in Germany and Italy, respectively, contributed 2 percentage points of unit case volume growth in the quarter and for the year.  Net revenues for the year declined 11 percent, reflecting a 4 percent increase in gallon sales, positive pricing and negligible currency impact, offset by a 16 percent negative impact from structural changes due to the change in the business model in Spain.  As noted in the Company’s 2005 Form 10-K, the Company transferred its canning rights to the Company’s bottlers in Spain at the beginning of 2006.  This change did not materially impact operating income for the group but did reduce net revenues and cost of goods sold by similar amounts.  Operating income increased 2 percent for the year, primarily reflecting the growth in gallon sales, positive pricing, partially offset by a slight negative currency impact and the continued investment in key marketing initiatives, including the launch of Coca-Cola Zero in 9 countries.

•                  Unit case volume in Northwest Europe increased mid-single digits in the quarter, the fourth consecutive quarter of growth, as performance stabilized.  Growth was driven by mid-single digit unit case volume growth in sparkling beverages, led by growth of Trademark Coca-Cola, and strong growth in still beverages.  Coca-Cola Zero continued to perform well in Great Britain, driving sparkling beverage category share gains for the year.

•                  Unit case volume in Germany increased 7 percent in the quarter and 5 percent for the year, reflecting strong growth of Trademark Coca-Cola.  The results were driven by improved marketplace execution capabilities, the continued success of Coca-Cola Zero, increased availability in the discounter channel and generally favorable weather.  The acquisition of Apollinaris, a premium source water brand, contributed 6 percentage points of unit case volume growth in the quarter and 3 percentage points for the year.

Latin America

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	7%	7%

Net Revenues	25%	21%

Operating Income	29%	22%

•                  The Latin America Group delivered strong unit case volume growth of 7 percent in the quarter and for the year, driven by 7 percent growth in Trademark Coca-Cola.  Net revenues for the year increased 21 percent, reflecting a 7 percent increase in gallon sales, positive pricing and mix as well as low single-digit currency benefits.  Operating income for the year increased 22 percent reflecting the net revenue increase, and the continued investment in key marketing initiatives.

•                  In Mexico, unit case volume increased 3 percent in the quarter and 5 percent for the year.  Results were driven by strong growth in Trademark Coca-Cola, which led to share gains.  Additionally, the Company and Coca-Cola FEMSA, S.A. de C.V. (“Coca-Cola FEMSA”) announced an agreement with the controlling shareholders of Jugos del Valle, S.A. de C.V. (“Jugos del Valle”) to conduct a public tender offer in Mexico for up to 100 percent of the outstanding public shares of Jugos del Valle, the second largest producer of packaged juices, nectars and fruit flavored beverages in Mexico, the largest producer in Brazil, and with presence in other Latin American markets.

•                  In Brazil, unit case volume growth for the quarter and the year was 9 percent, cycling 7 percent and 11 percent growth in the prior year quarter and year.  High single-digit unit case volume growth in sparkling beverages, including Trademark Coca-Cola, drove the results and led to share gains.

•                  In Argentina, strong sparkling beverage growth across core brands contributed to unit case volume growth of 12 percent in the quarter and 10 percent for the year.

North America

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	(2)%	Even

Net Revenues	2%	5%

Operating Income	14%	8%

•                  Unit case volume in the North America Group declined 2 percent in the quarter, cycling 3 percent growth from the prior year quarter.  Full year unit case volume was even.  Net revenues for the year increased 5 percent, reflecting even gallon sales, positive pricing and growth of finished goods businesses.  Operating income increased 8 percent for the year as favorable pricing and mix and operating expense leverage offset higher input costs in the finished goods businesses.

•                  Retail unit case volume growth decreased 3 percent in the quarter, cycling 4 percent growth in the prior year quarter.  Results in the quarter reflected weak sparkling beverage industry trends and a 19 percent decline in warehouse-delivered water due to the strategic decision to refocus resources behind the more profitable Dasani business.  Full year Retail unit case volume decreased 1 percent.

•                  Foodservice and Hospitality unit case volume was even for the quarter and increased 1 percent for the year.  Full year results benefited from growth in all key beverage categories including sparkling beverages, juice and water.

•                  Sparkling beverage unit case volume declined 3 percent in the quarter reflecting weak category trends.  For the year, sparkling beverage unit case volume declined 1 percent but gained category share.  Coca-Cola Zero continued to successfully cycle its launch in the summer of 2005 with unit case volume increasing double-digits in the quarter.  The Company’s portfolio of energy drinks continued to gain category share in the year as distribution and display activity increased.  Vault and Vault Zero continued to perform well in the quarter.

•                  Unit case volume for still beverages excluding warehouse-delivered water increased 4 percent in the quarter led by double-digit growth in Trademark Dasani, which continued to gain share, and double-digit growth in teas.  Trademark POWERade unit case volume increased mid-single digits, cycling 25 percent growth in the prior year quarter.  Total juice unit case volume declined mid-single digits in the quarter.  Warehouse-delivered juices continued to gain category share in the quarter, even though unit case volume was negatively impacted by price increases to cover higher ingredient costs.  This decline was partially offset by unit case volume growth in Odwalla and Trademark Simply juices.

North Asia, Eurasia and Middle East

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	11%	11%

Net Revenues	(2)%	(2)%

Operating Income	(21)%	(10)%

•                  The North Asia, Eurasia and Middle East Group increased unit case volume 11 percent for the quarter and the year.  A return to unit case volume growth in Japan and continued strong double-digit unit case volume growth in China and Russia drove the unit case volume results for the quarter.  Net revenues for the year decreased 2 percent, reflecting a 7 percent increase in gallon sales and favorable pricing, offset by an unfavorable currency impact and negative country and product mix.  Operating income for the year decreased 10 percent, primarily driven by the decrease in net revenues and investment in key marketing initiatives.

•                  In Japan, unit case volume increased 2 percent in the quarter reflecting continued sequential improvement.  Growth across most core brands, including Trademarks Coca-Cola and Fanta, Sokenbicha and Aquarius, drove the volume improvements and share gains in the quarter.  Georgia Coffee gained category share as core flavors delivered solid growth; however, this was offset by underperformance of new flavor launches, resulting in overall volume declines for Georgia Coffee in the quarter.

•                  In China, Russia and Turkey, full year unit case volume grew double-digits led by strong growth in sparkling beverages.

Bottling Investments

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	29%	16%

Net Revenues	39%	22%

Operating Income	48%	n/a

•                  The Bottling Investments Group’s unit case volume increased 29 percent in the quarter and 16 percent for the year reflecting acquisitions of certain bottlers and unit case volume growth across the bottling group.  Net revenues increased 22 percent for the year due to the unit case volume increase, acquisitions, favorable pricing and mix, and positive currency benefits.  Positive operating income results for the year reflect the focus on driving sustained financial growth through revenue increases and expense leverage.

Financial Review

Operating Results

Net operating revenues for the fourth quarter increased 7 percent, driven by a 3 percent increase in gallon sales, a 3 percent favorable impact from price and mix and a 1 percent currency benefit.  Structural changes had minimal impact in the quarter.  For the year, net operating revenues increased 4 percent, reflecting a 4 percent increase in gallon sales and a 2 percent favorable impact from pricing and mix, partially offset by a net 2 percent negative impact from structural change, primarily related to the change of the business model in Spain.  Excluding the impact of structural changes, net operating revenues increased 6 percent for the year.

Cost of goods sold increased 3 percent for the quarter.  This reflects a 3 percent increase in gallon sales along with increases in commodity-based input and freight costs and a 2 percent increase from currency, partially offset by a 2 percent decrease due to structural changes, primarily related to the change of the business model in Spain.  For the year, cost of goods sold was flat versus the prior year, reflecting a 4 percent increase in gallon sales, increased commodity-based input and freight costs and the cycling of the favorable high fructose corn syrup lawsuit settlement in the prior year, offset by a 6 percent decrease due to structural changes, primarily related to the change of the business model in Spain.

Selling, general and administrative expenses for the quarter increased 13 percent, reflecting continued investments in marketing, increased costs in the consolidated bottling operations, including acquisitions, a $100 million pre-tax donation to The Coca-Cola Foundation and a 2 percent increase from currency.  For the year, selling, general and administrative expenses increased 8 percent primarily as a result of continued investment in marketing initiatives, increased costs in the consolidated bottling operations, including acquisitions and a $100 million pre-tax donation to The Coca-Cola Foundation.  Excluding items impacting comparability and acquisitions of bottling operations, selling, general and administrative expenses increased 6 percent in the quarter and for the year.

The Company had other operating charges in the fourth quarter amounting to $70 million pre-tax, primarily related to asset impairment and restructuring charges.  For the year, the Company had other operating charges of $185 million pre-tax, primarily related to asset impairment and restructuring charges.

Operating income for the quarter decreased 4 percent, reflecting the growth in gross profit offset by the investments in marketing, increased costs in the consolidated bottling operations and charges for items impacting comparability.  After considering items impacting comparability, operating income increased 10 percent for the quarter.  Currency had a slight negative impact in the quarter.  For the year, operating income increased 4 percent reflecting the growth in gross profit offset by investments in marketing, increased costs in the consolidated bottling operations and charges for items impacting comparability.  After considering items impacting comparability, operating income increased 7 percent for the year.  Currency negatively impacted operating income for the year by 1 percent.  Based on current spot rates and the anticipated benefits of hedging coverage in place, the Company currently expects currencies to have very little impact on operating income in 2007.

Equity income for the quarter and the year was reduced by $602 million pre-tax due to a non-cash impairment charge recorded by CCE and further reflected the reduction of the Company’s equity ownership positions in Coca-Cola FEMSA and Coca-Cola Icecek during the year.

In the fourth quarter, the Company sold a portion of its ownership interest in Coca-Cola FEMSA, reducing its interest from 39.6 percent to 31.6 percent, and recorded a gain of $175 million pre-tax.  In the second quarter, the Company recorded a gain of $123 million pre-tax related to the sale of a portion of its ownership interest in the initial public offering of Coca-Cola Icecek.

Effective Tax Rate

The reported effective tax rates for the quarter and year were 23.5 percent and 22.8 percent, respectively.  The rates were impacted primarily by the tax on the charges at equity investees being recorded at a 9 percent rate and reflect a full year underlying effective tax rate on operations of 22.4 percent.  The Company previously estimated the underlying effective tax rate for the year to be 23.5 percent.  The Company’s underlying effective tax rate was 18.2 percent in the fourth quarter.  Income taxes for the quarter and the year were $0.03 per share lower than previously estimated.

The Company anticipates that its underlying effective tax rate on operations for the full year 2007 will be approximately 23.0 percent.  The Company’s estimated underlying effective tax rate does not reflect the impact of discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Operating Structure

As previously announced, effective January 1, 2006, the Company made certain changes to its operating structure to establish a new, separate internal organization for its consolidated bottling operations and its unconsolidated bottling investments.  This new structure resulted in the reporting of a separate Bottling Investments operating segment, along with the six existing geographic operating segments and Corporate, beginning with the first quarter of 2006.  Reclassified operating segment information can be found in the Company’s Form 8-K filing dated April 10, 2006.

As recently announced, effective January 1, 2007, the Company made certain changes to its operating structure to align geographic responsibility.  This new structure resulted in the reconfiguration of two operating segments which were renamed Eurasia Group and Pacific Group.  The reconfiguration did not impact the other existing geographic operating segments, Bottling Investments or Corporate.  Operating results will be reported based on the new geographic operating segments beginning with the first quarter of 2007.

Transfer of Spain Canning Rights

Effective January 1, 2006, the Company granted its bottling partners in Spain the rights to manufacture and distribute Company trademarked products in can packages.  At the same time, the Company also reduced future marketing support payments to the bottlers.  As a result, there was a reduction of revenues, but no material impact on gross profit.  Revenues for full year 2005 would have been reduced by approximately $779 million with no material impact to gross profit if the change had occurred as of January 1, 2005.

Items Impacting Prior Year Results

In 2005, fourth quarter reported earnings per share included a net charge of $0.10 per share due to an accrual for taxes related to the repatriation of foreign earnings and for charges incurred by an equity investee.  The 2005 third quarter reported earnings per share included a net charge of $0.03 per share due primarily to a non-cash charge related to asset write-downs in the Philippines, partially offset by a benefit related to the favorable resolution of tax matters.  The 2005 second quarter results included a net benefit of $0.04 per share due to a gain from the favorable high fructose corn syrup lawsuit settlement, the favorable resolution of tax matters, a reduction of the tax accrual related to the repatriation of foreign earnings, and a benefit from certain items impacting an equity investee.  In the first quarter of 2005, results included a net reduction of $0.05 per share due to a charge for accelerated amortization of stock-based compensation expenses and a tax charge related to the repatriation of foreign earnings, partially offset by a benefit related to the favorable resolution of tax matters and a gain on the issuance of stock by an equity investee.

Conference Call

The Company will host a conference call with investors and analysts to discuss the fourth quarter and full year 2006 results today at 8:00 a.m. (EST).  The Company invites investors to listen to the live audiocast of the conference call at the Company’s website, www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on the Company’s website. Further, the “Investors” section of the Company’s website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	December 31, 2006	December 31, 2005	% Change
Net Operating Revenues	$5,932	$5,551	7
Cost of goods sold	2,063	1,996	3
Gross Profit	3,869	3,555	9
Selling, general and administrative expenses	2,587	2,293	13
Other operating charges	70	—	—
Operating Income	1,212	1,262	(4)
Interest income	41	72	(43)
Interest expense	47	61	(23)
Equity income (loss) - net	(467)	127	—
Other income (loss) - net	147	(27)	—
Income Before Income Taxes	886	1,373	(35)
Income taxes	208	509	(59)
Net Income	$678	$864	(22)

Diluted Net Income Per Share*	$0.29	$0.36	(19)
Average Shares Outstanding - Diluted*	2,341	2,375

*         For the three months ended December 31, “Basic Net Income Per Share” was $0.29 for 2006 and $0.36 for 2005 based on “Average Shares Outstanding - Basic” of 2,336 and 2,375 for 2006 and 2005, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Year Ended
	December 31, 2006	December 31, 2005	% Change
Net Operating Revenues	$24,088	$23,104	4
Cost of goods sold	8,164	8,195	0
Gross Profit	15,924	14,909	7
Selling, general and administrative expenses	9,431	8,739	8
Other operating charges	185	85	—
Operating Income	6,308	6,085	4
Interest income	193	235	(18)
Interest expense	220	240	(8)
Equity income - net	102	680	(85)
Other income (loss) - net	195	(93)	—
Gains on issuances of stock by equity investees	—	23	—
Income Before Income Taxes	6,578	6,690	(2)
Income taxes	1,498	1,818	(18)
Net Income	$5,080	$4,872	4

Diluted Net Income Per Share*	$2.16	$2.04	6
Average Shares Outstanding - Diluted*	2,350	2,393

*                 For the year ended December 31, “Basic Net Income Per Share” was $2.16 for 2006 and $2.04 for 2005 based on “Average Shares Outstanding - Basic” of 2,348 and 2,392 for 2006 and 2005, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	December 31, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$2,440	$4,701
Marketable securities	150	66
Trade accounts receivable, less allowances of $63 and $72, respectively	2,587	2,281
Inventories	1,641	1,379
Prepaid expenses and other assets	1,623	1,778
Total Current Assets	8,441	10,205

Investments
Equity method investments	6,117	6,562
Cost method investments, principally bottling companies	473	360
Total Investments	6,590	6,922

Other Assets	2,701	2,648
Property, Plant and Equipment - net	6,903	5,831
Trademarks With Indefinite Lives	2,045	1,946
Goodwill	1,403	1,047
Other Intangible Assets	1,687	828

Total Assets	$29,770	$29,427

Liabilities and Shareowners’ Equity
Current Liabilities
Accounts payable and accrued expenses	$5,055	$4,493
Loans and notes payable	3,235	4,518
Current maturities of long-term debt	33	28
Accrued income taxes	567	797
Total Current Liabilities	8,890	9,836

Long-Term Debt	1,314	1,154
Other Liabilities	2,230	1,730
Deferred Income Taxes	539	352

Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,511 shares and 3,507 shares, respectively	878	877
Capital surplus	5,983	5,492
Reinvested earnings	33,468	31,299
Accumulated other comprehensive income (loss)	(1,414)	(1,669)
Treasury stock, at cost - 1,193 shares and 1,138 shares, respectively	(22,118)	(19,644)
Total Shareowners’ Equity	16,797	16,355

Total Liabilities and Shareowners’ Equity	$29,770	$29,427

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Year Ended
	December 31, 2006	December 31, 2005
Operating Activities
Net income	$5,080	$4,872
Depreciation and amortization	938	932
Stock-based compensation expense	324	324
Deferred income taxes	(35)	(88)
Equity income or loss, net of dividends	124	(446)
Foreign currency adjustments	52	47
Gains on issuances of stock by equity investees	—	(23)
Gains on sales of assets, including bottling interests	(303)	(9)
Other operating charges	159	85
Other items	233	299
Net change in operating assets and liabilities	(615)	430
Net cash provided by operating activities	5,957	6,423

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(901)	(637)
Purchases of other investments	(82)	(53)
Proceeds from disposals of other investments	640	33
Purchases of property, plant and equipment	(1,407)	(899)
Proceeds from disposals of property, plant and equipment	112	88
Other investing activities	(62)	(28)
Net cash used in investing activities	(1,700)	(1,496)

Financing Activities
Issuances of debt	617	178
Payments of debt	(2,021)	(2,460)
Issuances of stock	148	230
Purchases of stock for treasury	(2,416)	(2,055)
Dividends	(2,911)	(2,678)
Net cash used in financing activities	(6,583)	(6,785)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	65	(148)

Cash and Cash Equivalents
Net decrease during the year	(2,261)	(2,006)
Balance at beginning of year	4,701	6,707
Balance at end of year	$2,440	$4,701

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions except percentages)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2006 (1)	December 31, 2005 (4)	% Fav. / (Unfav.)	December 31, 2006 (2)	December 31, 2005 (5)	% Fav. / (Unfav.)	December 31, 2006 (2) (3)	December 31, 2005 (5) (6)	% Fav. / (Unfav.)
Africa	$325	$356	(9)	$137	$135	1	$134	$130	3
East, South Asia and Pacific Rim	240	190	26	75	75	—	75	74	1
European Union	1,002	1,066	(6)	480	458	5	480	460	4
Latin America	737	591	25	390	303	29	389	303	28
North America	1,666	1,628	2	419	366	14	418	367	14
North Asia, Eurasia and Middle East	955	977	(2)	333	419	(21)	339	425	(20)
Bottling Investments	1,351	971	39	(59)	(40)	(48)	(534)	75	—
Corporate	27	18	50	(563)	(454)	(24)	(415)	(461)	10
Eliminations	(371)	(246)	—	—	—		—	—

Consolidated	$5,932	$5,551	7	$1,212	$1,262	(4)	$886	$1,373	(35)

Note: Refer to the Company’s Form 8-K filing dated April 10, 2006 for more information on the changes to the Company’s operating structure.

(1) Intersegment revenues for the fourth quarter of 2006 were $8 million for Africa, $15 million for East, South Asia and Pacific Rim, $203 million for European Union, $42 million for Latin America, $16 million for North America, $72 million for North Asia, Eurasia and Middle East and $15 million for Bottling Investments.

(2) Operating income (loss) and income (loss) before income taxes for the fourth quarter of 2006 were reduced by $2 million for Africa, $25 million for East, South Asia and Pacific Rim, $2 million for European Union, $17 million for North Asia, Eurasia and Middle East, $27 million for Bottling Investments and $1 million for Corporate primarily due to contract termination costs related to production capacity efficiencies, asset impairments and other restructuring costs and were reduced by $100 million for Corporate as a result of a donation made to The Coca-Cola Foundation.

(3) Income (loss) before income taxes for the fourth quarter of 2006 was increased by $175 million for Corporate as a result of a net gain on the sale of Coca-Cola FEMSA shares and was reduced by $615 million for Bottling Investments, primarily due to our proportionate share of a non-cash impairment charge recorded by CCE.

(4) Intersegment revenues for the fourth quarter of 2005 were $2 million for Africa, $8 million for East, South Asia and Pacific Rim, $175 million for European Union, $37 million for Latin America and $24 million for North Asia, Eurasia and Middle East.

(5) Operating income (loss) and income (loss) before income taxes for the fourth quarter of 2005 were increased by $5 million for Corporate due to the high fructose corn syrup (HFCS) lawsuit settlement.

(6) Income (loss) before income taxes for the fourth quarter of 2005 was reduced by $49 million for Bottling Investments due to certain items impacting an equity investee.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions except percentages)

Year Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2006 (1)	December 31, 2005 (4)	% Fav. / (Unfav.)	December 31, 2006 (2)	December 31, 2005 (5)	% Fav. / (Unfav.)	December 31, 2006 (2) (3)	December 31, 2005 (5) (6)	% Fav. / (Unfav.)
Africa	$1,140	$1,120	2	$424	$396	7	$413	$382	8
East, South Asia and Pacific Rim	872	779	12	358	284	26	358	283	27
European Union	4,364	4,911	(11)	2,254	2,219	2	2,258	2,225	1
Latin America	2,616	2,158	21	1,438	1,176	22	1,434	1,175	22
North America	7,029	6,676	5	1,683	1,553	8	1,681	1,549	9
North Asia, Eurasia and Middle East	4,123	4,219	(2)	1,557	1,735	(10)	1,579	1,748	(10)
Bottling Investments	5,198	4,262	22	18	(37)	—	67	590	(89)
Corporate	93	83	12	(1,424)	(1,241)	(15)	(1,212)	(1,262)	4
Eliminations	(1,347)	(1,104)	—	—	—		—	—

Consolidated	$24,088	$23,104	4	$6,308	$6,085	4	$6,578	$6,690	(2)

Note: Refer to the Company’s Form 8-K filing dated April 10, 2006 for more information on the changes to the Company’s operating structure.

(1) Intersegment revenues for 2006 were $37 million for Africa, $77 million for East, South Asia and Pacific Rim, $859 million for European Union, $132 million for Latin America, $16 million for North America, $137 million for North Asia, Eurasia and Middle East and $89 million for Bottling Investments.

(2) Operating income (loss) and income (loss) before income taxes for 2006 were reduced by $3 million for Africa, $44 million for East, South Asia and Pacific Rim, $36 million for European Union, $17 million for North Asia, Eurasia and Middle East, $88 million for Bottling Investments and $1 million for Corporate primarily due to contract termination costs related to production capacity efficiencies, asset impairments and other restructuring costs and were reduced by $100 million for Corporate as a result of a donation made to The Coca-Cola Foundation.

(3) Income (loss) before income taxes for 2006 was increased by $298 for Corporate as a result of a net gain on the sale of Coca-Cola FEMSA shares and the sale of a portion of our investment in Coca-Cola Icecek in an initial public offering and was reduced by $606 million for Bottling Investments, primarily due to our proportionate share of a non-cash impairment charge recorded by CCE.

(4) Intersegment revenues for 2005 were $13 million for Africa, $60 million for East, South Asia and Pacific Rim, $807 million for European Union, $94 million for Latin America and $130 million for North Asia, Eurasia and Middle East.

(5) Operating income (loss) and income (loss) before income taxes for 2005 were reduced by $85 million for East, South Asia and Pacific Rim primarily related to impairments of intangible assets, $3 million for Africa, $3 million for East, South Asia and Pacific Rim, $3 million for European Union, $4 million for Latin America,  $12 million for North America, $3 million for North Asia, Eurasia and Middle East and $22 million for Corporate as a result of accelerated amortization of stock-based compensation expense and were increased by $47 million for Corporate due to the HFCS lawsuit settlement.

(6) Income (loss) before income taxes for 2005 was reduced for Bottling Investments by $33 million due to certain items impacting an equity investee and by $4 million due to impairments of intangible assets and was increased by $23 million for Corporate due to non-cash pre-tax gains on issuances of stock primarily by Coca-Cola Amatil, one of our equity investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data and percentages)

	Three Months Ended December 31, 2006
		Items Impacting Comparability
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Transaction Gains	Foundation Donation	Certain Tax Matters (1)	After Considering Items (Non-GAAP)		% Change - Reported (GAAP)	% Change - After Considering Items (Non-GAAP)
Net Operating Revenues	$5,932						$5,932		7	7
Cost of goods sold	2,063	$(4)					2,059		3	3
Gross Profit	3,869	4					3,873		9	9
Selling, general and administrative expenses (2)	2,587				$(100)		2,487		13	8
Other operating charges	70	(70)					—		—	—
Operating Income	1,212	74			100		1,386		(4)	10
Interest income	41						41		(43)	(43)
Interest expense	47						47		(23)	(23)
Equity income - net	(467)		$615				148		—	(16)
Other income (loss) - net	147			$(175)			(28)		—	—
Income Before Income Taxes	886	74	615	(175)	100		1,500		(35)	6
Income taxes	208	10	57	(76)	38	$37	274		(59)	(18)
Net Income	$678	$64	$558	$(99)	$62	$(37)	$1,226		(22)	13
Diluted Net Income Per Share	$0.29	$0.03	$0.24	$(0.04)	$0.03	$(0.02)	$0.52	(3)	(19)	13
Average Shares Outstanding - Diluted	2,341	2,341	2,341	2,341	2,341	2,341	2,341

Gross Margin	65.2%						65.3%
Operating Margin	20.4%						23.4%
Effective Tax Rate	23.5%						18.2	%(4)

	Three Months Ended December 31, 2005
		Items Impacting Comparability
	Reported (GAAP)	HFCS Settlement	Resolution of Tax Matters	Repatriation of Foreign Earnings	Equity Investee	After Considering Items (Non-GAAP)
Net Operating Revenues	$5,551					$5,551
Cost of goods sold	1,996	$5				2,001
Gross Profit	3,555	(5)				3,550
Selling, general and administrative expenses	2,293					2,293
Operating Income	1,262	(5)				1,257
Interest income	72					72
Interest expense	61					61
Equity income - net	127				$49	176
Other income (loss) - net	(27)					(27)
Income Before Income Taxes	1,373	(5)			49	1,417
Income taxes	509	(2)	$10	$(188)	4	333
Net Income	$864	$(3)	$(10)	$188	$45	$1,084
Diluted Net Income Per Share	$0.36	$0.00	$0.00	$0.08	$0.02	$0.46
Average Shares Outstanding -Diluted	2,375	2,375	2,375	2,375	2,375	2,375

Gross Margin	64.0%					64.0%
Operating Margin	22.7%					22.6%
Effective Tax Rate	37.1%					23.5%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)          Primarily related to changes in reserves related to certain tax matters.

(2)          Selling, general and administrative expenses excluding items impacting comparability and structural changes:

	2006	2005	% Change
Reported selling, general and administrative expenses	$2,587	$2,293	13%
Donation to The Coca-Cola Foundation	(100)		—
Structural changes	(63)		—
Selling, general and administrative expenses excluding items impacting comparability and structural changes	$2,424	$2,293	6%

(3)          Per share amounts do not add due to rounding.

(4)          Effective tax rate calculated on full figures.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Table above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2006 and December 31, 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

	Year Ended December 31, 2006
		Items Impacting Comparability
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Transaction Gains	Foundation Donation	Certain Tax Matters (1)	After Considering Items (Non-GAAP)	% Change - Reported (GAAP)	% Change - After Considering Items (Non-GAAP)
Net Operating Revenues (2)	$24,088						$24,088	4	4
Cost of goods sold	8,164	$(4)					8,160	0	(1)
Gross Profit	15,924	4					15,928	7	7
Selling, general and administrative expenses (3)	9,431				$(100)		9,331	8	7
Other operating charges	185	(185)					—	—	—
Operating Income (4)	6,308	189			100		6,597	4	7
Interest income	193						193	(18)	(18)
Interest expense	220						220	(8)	(8)
Equity income - net	102		$606				708	(85)	(1)
Other income (loss) - net	195			$(298)			(103)	—	—
Income Before Income Taxes	6,578	189	606	(298)	100		7,175	(2)	6
Income taxes	1,498	30	57	8	38	$(24)	1,607	(18)	1
Net Income	$5,080	$159	$549	$(306)	$62	$24	$5,568	4	7
Diluted Net Income Per Share	$2.16	$0.07	$0.23	$(0.13)	$0.03	$0.01	$2.37	6	9
Average Shares Outstanding - Diluted	2,350	2,350	2,350	2,350	2,350	2,350	2,350

Gross Margin	66.1%						66.1%
Operating Margin	26.2%						27.4%
Effective Tax Rate	22.8%						22.4%

	Year Ended December 31, 2005
		Items Impacting Comparability
	Reported (GAAP)	HFCS Settlement	Resolution of Tax Matters	Repatriation of Foreign Earnings	Issuances of Stock by Equity Investees	Accelerated Amortization of Stock-Based Compensation	Equity Investee	Asset Write- downs	After Considering Items (Non-GAAP)
Net Operating Revenues	$23,104								$23,104
Cost of goods sold	8,195	$47							8,242
Gross Profit	14,909	(47)							14,862
Selling, general and administrative expenses	8,739					$(50)			8,689
Other operating charges	85							$(85)	—
Operating Income	6,085	(47)				50		85	6,173
Interest income	235								235
Interest expense	240								240
Equity income - net	680						$33	4	717
Other income (loss) - net	(93)								(93)
Gain on issuances of stock by equity investees	23				$(23)				—
Income Before Income Taxes	6,690	(47)			(23)	50	33	89	6,792
Income taxes	1,818	(18)	$101	$(315)	(8)	12	2	4	1,596
Net Income	$4,872	$(29)	$(101)	$315	$(15)	$38	$31	$85	$5,196
Diluted Net Income Per Share	$2.04	$(0.01)	$(0.04)	$0.13	$(0.01)	$0.02	$0.01	$0.04	$2.17 (5)
Average Shares Outstanding - Diluted	2,393	2,393	2,393	2,393	2,393	2,393	2,393	2,393	2,393

Gross Margin	64.5%								64.3%
Operating Margin	26.3%								26.7%
Effective Tax Rate	27.2%								23.5%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)           Primarily related to changes in reserves related to certain tax matters.

(2)           Net operating revenues excluding structural changes:

	2006	2005	% Change
Reported net operating revenues	$24,088	$23,104	4%
Structural changes	(460)	(779)	—
Net operating revenues excluding structural changes	$23,628	$22,325	6%

(3)           Selling, general and administrative expenses excluding items impacting comparability and structural changes:

	2006	2005	% Change
Reported selling, general and administrative expenses	$9,431	$8,739	8%
Donation to The Coca-Cola Foundation	(100)		—
Accelerated amortization of stock-based compensation expense		(50)	—
Structural changes	(130)		—
Selling, general and administrative expenses excluding items impacting comparability and structural changes	$9,201	$8,689	6%

(4)           Operating Income for the year ended December 31, 2006 includes a negative currency impact of approximately 1%. Ongoing, currency neutral operating income growth is 8%.

(5)           Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Table above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the years ended December 31, 2006 and December 31, 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company.  Along with Coca-Cola, recognized as the world’s most valuable brand, the Company markets four of the world’s top five nonalcoholic sparkling brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light beverages, waters, juices and juice drinks, teas, coffees, energy and sports drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate exceeding 1.4 billion servings each day.  For more information about The Coca-Cola Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; the availability and quality of water; changes in the nonalcoholic beverages business environment, including actions of competitors and changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; increased competition; our ability to enter or expand our operations in emerging markets; foreign currency and interest rate fluctuations and other capital and financial market conditions; our ability to effectively align ourselves with our bottling system, including maintaining good relationships with our bottlers; the financial condition of our bottlers; our ability to maintain good labor relations, including our ability to renew collective bargaining agreements on satisfactory terms and avoid strikes or work stoppages, which could lead to production output disruptions; fluctuations in cost and shortages of raw materials, including the cost of energy; adoption of or changes to laws relating to beverage containers and packaging, including mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; changes in economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and product quality as well as other product issues such as product recalls; regulatory and legal changes; our ability to achieve overall long-term goals; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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